NEWS
                                                          RELEASE

COMMUNITY  WEST  BANCSHARES
445  PINE  AVENUE,  GOLETA,  CA  93117

FOR  IMMEDIATE  RELEASE
CONTACT:   LYNDA  RADKE,  CFO
PHONE:     805-692-1862
FAX:       805-692-5835
URL:       HTTP://WWW.COMMUNITYWEST.COM
SYMBOL:    CWBC

       COMMUNITY WEST BANCSHARES SIGNS LETTER OF INTENT TO SELL PALOMAR
                                COMMUNITY BANK


Goleta and Escondido, California, September 20, 2000 - Community West Bancshares (NASDAQ:CWBC) and its wholly owned subsidiary, Palomar Community Bank today jointly announced the signing of a letter of intent for the sale of Palomar Community Bank. The transaction would create the only independently-owned community bank headquartered in Escondido, California.

The letter of intent calls for the Senior Management of Palomar Community Bank, acting as the agent for a group of investors, to acquire all of the outstanding stock of Palomar Community Bank in exchange for a combination of debt and cash. The purchase price is subject to a number of factors but is currently estimated to be between $10.5 and $11.0 million. Under the terms of the letter of intent, the parties shall endeavor to execute a definitive agreement on or before November 30, 2000. Further details of the transaction will be worked out in, and disclosed upon the execution of, the definitive agreement.

Palomar has been serving Escondido's residents and businesses since 1984. In 1998, they joined forces with Community West Bancshares, in order to expand the portfolio of loan services available to its customers and to enhance its technology base. Palomar currently has 25 full-time employees.

Lew Stone, President and CEO of Community West Bancshares commented, "We are very pleased with this transaction and believe it will benefit both Community West shareholders as well as the employees, management and customers of Palomar Community Bank. Proceeds from this sale will allow us to commit significant additional resources to our subsidiary Goleta National Bank and its high growth profit centers. The transaction is highly beneficial for both organizations"

"The Board of Directors and management team at Palomar Community Bank are very pleased with Community West Bancshares' decision to allow Palomar to remain locally based and independent." said Rick Sanborn, Palomar Community Bank President and CEO. "Our ability to maintain control of Palomar locally is a win-win for Palomar, the businesses and residents of North San Diego County, and Community West."


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The  transaction  will  enable  Palomar  to continue to deliver the products and services of value specific to our customer's individual needs rather than the uniform menu of banking products seen in many larger regional banks. "There are no plans for any changes in operations or staffing", said Sanborn. "It will be business as usual".

The  transaction  is  slated  to  be  complete within the first quarter of 2001.

     COMPANY  OVERVIEW

Community West Bancshares is a financial services company with headquarters in Goleta, California. The Company currently has two subsidiaries. Palomar Community Bank has a full service branch located in Escondido, California. Goleta National Bank has two full service branches, one in Goleta and one in Ventura, California. It is one of the Nation's largest SBA lenders with loan production offices located in Alabama, California, Florida, Georgia, South Carolina, North Carolina, Tennessee, Oregon, Washington, and Nevada. The principal going-forward business areas and profit generators of the Company are core banking with net interest margins, Mortgage lending with fee income and Small Business Administration (SBA) lending with fee income.

     SAFE  HARBOR  DISCLOSURE

This release contains forward-looking statements that reflect management's current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including but not limited to, the ability of the Company to implement its strategy and expand its lending operations. Furthermore the Company will have certain restrictions placed on its operations by the Office of the Comptroller of the Currency until it deems that it has substantially complied with the letter agreement signed by the GNB Board of Directors. The Company has attempted to incorporate these restrictions into its business plans and it believes that they will not impact the organization's earnings ability into the future.


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